Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MFA Financial, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-233337 and 333-234218) on Form S-3 and in registration statements (No. 333-205105 and 333-224986) on Form S-8 of MFA Financial, Inc. of our reports dated February 23, 2021, with respect to the consolidated balance sheets of MFA Financial, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and Schedule IV – Mortgage Loans on Real Estate, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of MFA Financial, Inc.

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments - Credit Losses.

/s/ KPMG LLP

New York, New York
February 23, 2021